Fund Policy: Code of Ethics (Rule 17(j)-1)

COLUMBIA FUNDS BOARD

Overview and Statement

Section 17(j) of the 1940 Act makes it unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for an investment company, to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by such investment company in contravention of such rules as the SEC may adopt to prevent any such acts, practices and courses of business as are fraudulent, deceptive or manipulative. Section 17(j) is intended to permit the SEC to create guidelines to prohibit persons affiliated with investment companies and their investment advisers and principal underwriters from engaging in securities transactions for their personal accounts when such transactions are likely to conflict with the investment programs of such investment companies.

In response to Section 17(j), the SEC adopted Rule 17j-1 under the 1940 Act. Rule 17j-1:

•	Prohibits affiliated persons of investment companies, and affiliated persons of their investment advisers and principal underwriters, from defrauding the investment company;

•

Requires investment companies, their investment advisers and principal underwriters to adopt written codes of ethics containing provisions reasonably necessary to prevent certain affiliated persons known as “access persons” (defined in Section II) from defrauding the investment company; and

•	Requires access persons to report to the investment company, adviser or distributor all transactions in securities of which they are the beneficial owners, subject to certain exceptions.

The Code of Ethics (the “Code”) set forth in this document shall apply to each covered fund1 (“Fund”) advised by Columbia Management Investment Advisers, LLC. whose Board specifically adopts the Code. The Code (except for Appendix A) applies to any of a Fund’s access persons who are not otherwise covered under a Code of Ethics of the Adviser (including any Sub-adviser) or principal underwriter of the Fund that has been approved by the Board2 (an “Investment Adviser Code”), are not independent access persons (as defined below), or employees (“BSC Employees”) of Board Services Corporation (the “Corporation”), which provides services to certain of the Boards. Access persons who are BSC Employees are covered under Appendix A of the Code.

A person who is deemed an access person of the Fund and who is also an access person of the Adviser (including any Sub-adviser) or principal underwriter to the Fund is only required to report under and otherwise comply with the Investment Adviser Code. Such persons, however, are still subject to the principles and prohibitions contained in Section I of the Fund’s Code.

[1]	A covered fund is a closed end fund, a mutual fund, or an exchange traded fund for which CMIA serves as an investment adviser or for which an affiliate of CMIA serves as principal underwriter.
[2]	The Investment Adviser Code of Ethics for Covered Persons was adopted by Columbia Management Investment Advisers, LLC and Columbia Management Investment Distributors, Inc. on May 1, 2010 and approved by the Fund Boards pursuant to Rule 17j-1. The Sub-advisers to the covered funds and ALPS, statutory underwriter to the Columbia ETFs, have also adopted Investment Adviser Codes that the Boards, as applicable, have approved pursuant to Rule 17j-1.

Fund Policy: Code of Ethics (Rule 17(j)-1) Policy

Regardless of a person’s designation, Sections III and IV of this Code apply to all access persons of a Fund.

This Fund Policy should be read and interpreted in conjunction with the Overview and Implementation of the Compliance Program Policy.

I.	Purpose.

The Board of each Fund has adopted this Code in order to comply with applicable regulatory requirements as outlined below:

Rule 17j-1(b) under the 1940 Act makes it unlawful for any officer or Board member of a Fund (as well as other persons who are access persons), in connection with the purchase or sale, directly or indirectly, by such person of a security “held or to be acquired”3 by the Fund:

A.	To employ any device, scheme or artifice to defraud the Fund;

B.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

C.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

D.	To engage in any manipulative practice with respect to the Fund.

The restrictions included in this Code are designed to prevent violations of these prohibitions. (See Rule 17j-1(b)).

In addition, the Investment Company Institute (the “ICI”) has suggested that investment companies adopt additional measures to obviate conflicts, prevent and detect abusive practices and preserve the confidence of investors. Various requirements included in this Code are intended to substantially conform to additional measures suggested by the ICI.

This Code states the general principle for the operations of the Fund, sets out the principles of conduct for the members of the Board, and establishes requirements to assure transactions are carried out consistent with the standard.

II.	Definitions.

Access person is any director, officer or employee of the Fund, any BSC Employee and any individual (other than an independent access person (as defined below)) who falls within the definition of “Access Person” under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”).

[3]	A security “held or to be acquired” by the Fund means any “Covered Security” which, within the most recent 15 days: (i) is or has been held by the Fund; or (ii) is being or has been considered by the Fund or its Adviser for purchase by the Fund; and any option to purchase or sell, and any security convertible into or exchangeable for, a “Covered Security.”

Fund Policy: Code of Ethics (Rule 17(j)-1) Policy

Independent access person is a director/trustee of the Fund who is not an “interested person” (as defined by the 1940 Act) of the Fund. The Fund’s CCO shall maintain a list of independent access persons of the Fund and advise them of their status once each year.

Covered security is any stock, bond or other instrument as defined in Section 2(a)(36) of the 1940 Act as well as all exchange traded funds. A covered security is not a security issued by the Government of the United States, a bankers’ acceptance, a bank certificate of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, or shares issued by a registered open-end investment company other than covered funds or any exchange traded fund.

Covered security transaction includes, among other things, a transaction in a covered security, an option to purchase or sell a covered security and an over-the-counter contract on a narrow-based index of securities.

III.	Policy Regarding Insider Trading.

No access person or independent access person who has any material non-public information relating to a covered security or to any publicly-traded companies or any issuer thereof with which the Fund or its investment manager, CMIA (or its affiliates) does business, such as customers, partners, or suppliers, may buy or sell such covered securities (or securities of such publicly-traded companies), pass the information to others for use in trading in securities or otherwise attempt to take advantage of the information.

For purposes of this Code (and Appendix A hereto), immediate family member means any parent, spouse of a parent, child, spouse of a child, spouse, domestic partner, brother, or sister (including step and adoptive relationships) sharing the same household.

IV.	Procedures.

A.	Personal Security Transactions.

1.	Prohibited Security Transactions in Covered Securities

No access person or independent access person shall purchase or sell, directly or indirectly, any covered security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, or cause any account over which he or she has any direct or indirect influence or control to purchase or sell any covered security, if at the time of such purchase or sale he or she knew or should have known the covered security is being considered for purchase or sale, or is being purchased or sold, for the Fund.

2.	Prohibited Transactions in Shares of a Fund

No access person or independent access person shall purchase or redeem (or, in the case of a covered security issued by a closed-end fund, sell) shares of a Fund in a manner that a reasonable investor would perceive to be market timing. The shares of all Funds, except for any money market Fund operating under Rule 2a-7 under the 1940 Act, are subject to this prohibition.

Fund Policy: Code of Ethics (Rule 17(j)-1) Policy

3.	Prohibited Use of Material, Nonpublic Information

No access person or independent access person shall trade, either personally or on behalf of others, while in possession of material, nonpublic information, nor may they communicate material, nonpublic information to others in violation of the law.

The restrictions set forth in Section IV shall not apply to:

•	Purchases or sales over which the person has no direct or indirect influence or control (i.e., non-volitional trades);

•	Purchases which are part of an “Automatic Investment Plan”[4];

•

Purchases which are effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights;

•	Sales which are effected pursuant to a tender offer or similar transaction involving an offer to acquire all or a significant portion of a class of securities; or

•

Purchases or sales in an investment advisory account of the person (either or alone or with others) over which the investment adviser for the account exercises investment discretion if the person did not have knowledge of the transaction before it was executed.

B.	Reporting.

1.	Access Persons.

Access persons who are not BSC Employees5, are not otherwise covered under an Investment Adviser Code and are not independent access persons shall file initial, quarterly and annual reports as follows to a senior compliance manager:

i.	Initial Holdings Report.

Each access person shall, upon assuming the position by which he or she became an access person, file a copy of each brokerage statement from the previous month which reflects the title, number of shares and principal amount of each covered security in which the access person has a direct or indirect beneficial ownership, and the name of any broker, dealer or bank with whom an account containing covered securities is held.

The same information must be provided for any covered security in which the access person has a direct or indirect beneficial ownership which is not reflected on brokerage statements. The report must be dated and filed within 10 days of assuming the position.

ii.	Quarterly Transaction Report.

[4]	An “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes dividend and stock reinvestment plans.
[5]	BSC Employee reporting requirements are addressed in Appendix A

Fund Policy: Code of Ethics (Rule 17(j)-1) Policy

A report shall be filed at the end of each calendar quarter that states the access person had no covered security transactions during the quarter, or had only covered security transactions that are set forth on the monthly statements issued by each broker at which the access person has an account. The report shall attach these monthly statements from each brokerage account he or she maintains which shall include the following information:

a. Date of the transaction;

b. Title of the security, interest rate and maturity date;

c. Number of shares or principal amount;

d. Nature of transaction (purchase, sale, option, etc.); and

e. Price at which the transaction was effected.

Any transaction in a covered security not reflected on the brokerage statements shall be described on the report. The report shall be dated and filed within 30 days after the end of the calendar quarter.

iii.	Annual Holdings Report.

An annual report shall be filed that references each brokerage statement for the previous month, and shall list the title, number of shares and principal amount of any other covered security not listed on the statement in which the access person has a direct or indirect beneficial ownership.

In addition, it shall state that the access person has read the Code and complied with its provisions. All annual reports shall be dated and filed no later than 30 days after the end of the year.

iv.	Annual Review.

The senior compliance manager will report to the Fund CCO any violation and the Fund CCO will report such matters to the Board.

2.	Independent access persons.

Independent access persons shall report to the Chair of the Board, who shall have responsibility for reviewing each report, on a quarterly (if applicable) and an annual basis as follows:

i.	Quarterly report.

No quarterly report shall be filed unless at the time of a covered security transaction, the independent access person knew or in the ordinary course of fulfilling his or her official duties as a Board member should have known, that during the 15-day period immediately preceding or following the date of the transaction, the covered security was purchased or sold or was being considered for purchase or sale for the Fund. It is the responsibility of the Fund officers and the investment manager to keep to a minimum any discussion with independent access persons pertaining to covered securities that are being considered or being actively traded for the Fund and to alert independent access persons when such a discussion occurs so that they can avoid trading the covered security.

Fund Policy: Code of Ethics (Rule 17(j)-1) Policy

ii.	Annual report.

An annual report shall be filed stating whether he or she has read the Code and complied with its provisions.

V.	Recordkeeping.

Recordkeeping functions under this Code are performed by the BSC for independent access persons and by AMC for access persons. Records shall be maintained by BSC or AMC, as applicable for a period of seven years and shall keep all reports filed pursuant to this Code confidential except that such reports will be made available to the CCO, the SEC, or any representative thereof upon proper request:

A.	A copy of the Code of Ethics;

B.	A list of all independent access persons and a list of persons responsible for reviewing their reports;

C.	A record of any violation and of any action taken;

D.	A copy of each report filed under this Code; and

E.	A copy of each written report and certification furnished to the Board by the CCO, on the Fund’s behalf (as required by Section 10 below).

VI.	Review of the Code by the Board.

On an annual basis, the Board shall review operation of this Code and shall adopt such amendments as may be necessary to assure that the Code contains provisions reasonably necessary to prevent violations of Rule 17j-1(b).

In addition to adhering to the requirements listed in this Code of Ethics Fund Policy, trustees/directors will complete an Annual Questionnaire, which is designed to evaluate potential conflicts of interests, employment/director positions, ownership of defined securities, and compliance with code of conduct provisions.

At least annually, the CCO, on the Fund’s behalf, will provide to the Board, and the Board will consider, a written report that:

A.	Describes any issues arising under the Code or related procedures during the past year, including, but not limited to, information about material violations of the Code or any procedures adopted in connection therewith and that describes the sanctions imposed in response to material violations; and

B.	Certifies that the Fund and each service provider have adopted procedures reasonably necessary to prevent access persons from violating the Code.

Appendix A

BOARD SERVICES CORPORATION

CODE OF ETHICS

The following provisions shall be applicable to any BSC Employee (as defined in the Code to which this portion is appended). Capitalized terms used but not defined herein have the same meanings given in the Code to which this is appended.

I.	Standard of Conduct

Each BSC Employee shall in all actions for, with, or on behalf of the Funds and of the Corporation consider the shareholders’ interest and render decisions as though acting in a fiduciary capacity. If in any instance there is doubt about how an activity or transaction may be perceived, it should be discussed with the Chair of the Board before proceeding. Full responsibility for observance is entirely upon each BSC Employee.

II.	Personal Security Transaction

With respect to a personal security transaction, each BSC Employee shall comply with the provisions in this portion of the Code of Ethics that is based on the requirements of Rule 17j-1 under the 1940 Act.

Covered Security and a Covered Security Transaction.

A covered security is any stock, bond, other instrument as defined in Section 2(a)(36) of the 1940 Act, or shares of any registered open-end investment company with which the Corporation has a contractual relationship as well as shares of any exchange traded fund. It is not a security issued by the Government of the United States, a bankers’ acceptance, a bank certificate of deposit, commercial paper, or shares issued by any registered open-end investment company that is not a Fund or an exchange-traded fund. A covered security transaction includes, among other things, a transaction in a covered security, an option to purchase or sell a covered security and an over-the-counter contract on a narrow-based index of securities.

Prohibited Security Transaction.

No BSC Employee shall purchase, sell or redeem, directly or indirectly, any covered security in which such BSC Employee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, or cause any account over which he or she has any direct or indirect influence or control to purchase, sell or redeem any covered security, if at the time of such purchase or sale he or she knew or should have known the covered security is being considered for purchase or sale, or being purchased or sold by a Fund, or if the transaction involves shares issued by a Fund’s investment company which could be perceived to be market timing.

No BSC Employee shall purchase a covered security in an initial public offering, unless pre-cleared by the CCO.

Appendix A

Reporting.

BSC Employees shall file initial, quarterly and annual reports as follows:

Initial Holdings Report

Each BSC Employee shall, upon becoming a BSC Employee, file a copy of each brokerage statement from the previous month which reflects the title, number of shares and principal amount of each covered security in which the BSC Employee has a direct or indirect beneficial ownership, and the name of any broker, dealer or bank with whom an account containing covered securities is held.

The same information must be provided for any covered security in which the BSC Employee has a direct or indirect beneficial ownership which is not reflected on brokerage statements. The report must be dated and filed within 10 days of becoming a BSC Employee.

Quarterly Transaction Report.

A report shall be filed at the end of each calendar quarter that states the BSC Employee had no covered security transactions during the quarter, or had only covered security transactions that are set forth on the monthly statements issued by each broker at which the BSC Employee has an account. The report shall attach these monthly statements from each brokerage account he or she maintains which shall include the following information:

1.	Date of the transaction;

2.	Title of the security, interest rate and maturity date;

3.	Number of shares or principal amount;

4.	Nature of transaction (purchase, sale, option, etc.); and

5.	Price at which the transaction was effected.

Any transaction in a covered security not reflected on the brokerage statements shall be described on the report. The report shall be dated and filed within 30 days after the end of the calendar quarter.

Annual Holdings Report.

An annual report shall be filed that references each brokerage statement for the previous month, and shall list the title, number of shares and principal amount of any other covered security not listed on the statement in which the BSC Employee has a direct or indirect beneficial ownership.

In addition, it shall state that the BSC Employee has read the Code and complied with its provisions. All annual reports shall be dated and filed no later than 30 days after the end of the year.

Appendix A

Annual Review.

The President of the Corporation shall review each report, except the Chair of the Board shall review the report of the President. Should any violation occur, the violation shall be brought to the attention of the Board.

Recordkeeping.

The President shall maintain the following records for a period of seven years and shall keep all reports filed pursuant to this Code confidential except that such reports may be made available to the SEC or any representative thereof upon proper request:

1.	A copy of the Code of Ethics;

2.	A record of any violation and of any action taken;

3.	A copy of each report filed under this Code; and

4.	A record of all persons currently and within the past five years who are and were BSC Employees and a list of persons responsible for reviewing their reports.

III.	Owning Shares of Stock of a Broker

No BSC Employee nor any immediate family member of such person, may:

1.	Own, directly or indirectly, 5% or more of the capital stock, voting or non-voting, of any company which buys or sells any security or other property from or to a Fund.

2.	Own, directly or indirectly, any security issued by a Fund’s investment manager or underwriter, or by an affiliated company of the investment manager or underwriter.

IV.	Receiving or Giving Gifts

No BSC Employee may:

1.	Directly or indirectly, give to, solicit or receive from any person with whom he or she transacts business on behalf of a Fund or that may be related, directly or indirectly, to any transaction of the Fund any gratuities in money or services of more than nominal value.

2.	Use assets of the Corporation to reward or remunerate officials of any government for decisions or actions favorable to a Fund.

3.	Use assets of the Corporation for political contributions for the support of political parties or political candidates.

4.	Give any information or data of or about a Fund to anyone except as is already public. All data and records (other than that which has been made public by a Fund) shall be treated at all times as confidential and this is especially necessary in connection with recommendations or authorizations with respect to the purchase and sale of securities by a Fund and the execution thereof.

5.	Falsely report or record any expenditure of monies.

Appendix A

V.	Outside Employment

No BSC Employee may:

1.	Accept or perform any outside employment that interferes with the efficient performance of his or her duties.

2.	Engage, directly or indirectly, in any business transaction or arrangement for personal profit which accrues from or is based upon his or her position as a BSC Employee or upon confidential information gained by reason of such position

Page 10 of 10